SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy Chairman of the Board (914) 771-3230

CECILE D. SINGER RETIRES AS DIRECTOR OF
HUDSON VALLEY HOLDING CORP. AND HUDSON VALLEY BANK

YONKERS, N.Y., December 13, 2012 — Hudson Valley Holding Corp. (NYSE: HVB) — James J. Landy, Chairman of Hudson Valley Holding Corp, parent company of Hudson Valley Bank, has announced that Cecile D. Singer, a Director of the Holding Corp. and Bank for the past 18 years, will retire from both Boards effective January 1, 2013.

Mrs. Singer, a former New York State Assemblywoman, was the first woman to serve as a Director of the Company. She joined the Board in 1994 and for the past 15 years, she served as Chair of the Board’s Compensation and Organization Committee. As an outgrowth of her work on the Board, she spoke at national conferences on trends in corporate compensation.

As a State Assemblywoman, Mrs. Singer served on various committees including the Senate Legal Committee, the Committee on Corporation Authorities and Commission and as a member of the Corporations Committee. She has been the Principal of Cecile D. Singer Consulting in Yonkers, NY, a consulting firm specializing in government relations, since 1995.

Over the years, Mrs. Singer has been very active in the community, including serving as Chairperson of the Audit Committees of the Yonkers Industrial Development Corporation and Westchester Community College Foundation. In addition, she is the Founder and President of the Women’s Enterprise Development Center in the Lower Hudson Valley, a non-profit organization providing training programs and support services to both start-up and established women businesses.

“Cecile has been one of our longest serving and most active Directors,” Mr. Landy said. “Her more than 30 years of experience in public service was invaluable to us as we grew the bank from 11 to 36 branches during her tenure, and acquired the New York City investment management firm, A. R. Schmeidler & Co., Inc.”

“We are very grateful to Cecile for her many years of dedicated service and for her beneficial guidance, counsel and contribution to our company,” added Stephen R. Brown, President and Chief Executive Officer.

With Mrs. Singer’s departure, the Holding Corp. Board and the Bank Board will be reduced in size to nine and seven directors, respectively.

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About Hudson Valley Holding Corp. Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank.. Hudson Valley Bank is a Westchester based Bank with more than $2.9 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. Hudson Valley Bank specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse effects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank ;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.